Exhibit 99.1

NEWS RELEASE

1 First Avenue South

P.O. Box 2229

Great Falls MT 59401

For Immediate Release

Gas Natural Inc.’s Subsidiary Exercises Accordion Feature on Revolving Credit Facility

GREAT FALLS, MT, November 2, 2011 – Gas Natural Inc. (NYSE Amex: EGAS), a natural gas utility company serving approximately 63,500 customers in six states, today announced that its subsidiary Energy West Incorporated has exercised the $10 million accordion feature on its revolving credit facility with Bank of America to increase the capacity from $20 million to $30 million, effective November 2, 2011.

Richard M. Osborne, Gas Natural’s chairman and chief executive officer, commented, “The exercise of the accordion demonstrates the confidence Bank of America has in our strategy and the strength of our operations and management. This additional financing will be key as we execute our strategy to grow organically and through acquisitions.”

The expanded credit facility includes an annual commitment fee ranging from 0.25% to 0.45% of the unused portion of the facility and interest on the amounts outstanding at LIBOR plus 175 to 225 basis points. The other terms of the 5 year credit agreement put in place on June 29, 2007 remain unchanged.

About Gas Natural Inc.

Gas Natural Inc. distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 30 billion cubic feet of natural gas to approximately 63,500 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine and North Carolina. The Company markets approximately 1.3 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming on an unregulated basis. The Company also has ownership interests in 160 natural gas producing wells and gas gathering assets. In addition, the Company owns the Shoshone interstate and the Glacier gathering pipelines located in Montana and Wyoming. The Company’s Montana public utility was originally incorporated in 1909 and is headquartered in Great Falls, Montana.

The Company’s toll-free number is 800-570-5688. The Company’s address is 1 First Avenue South, Great Falls, Montana 59401 and its website is www.ewst.com.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary

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Gas Natural Inc.’s Subsidiary Exercises Accordion Feature on Revolving Credit Facility

November 2, 2011

statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information contact:

Gas Natural Inc.	Investor Relations: Kei Advisors LLC
Tom Smith, Chief Financial Officer	Deborah K. Pawlowski, Chairman & CEO
Phone: (440) 974-3770	Phone: (716) 843-3908
Email: tsmith13@sprynet.com	Email: dpawlowski@keiadvisors.com

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